Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2015 Full Year and Fourth Quarter Financial Results

MIDDLEFIELD, OHIO, January 27, 2016 ¿¿¿¿ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the fourth quarter and full year ended December 31, 2015.

2015 Fourth Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	Net interest income increased 5.0% to $6.4 million.

•	Noninterest income grew 14.8% to $1.2 million.

•	Net income was $1.8 million, or $0.92 per diluted share.

•	Tangible stockholders’ equity per share improved 1.6% from the 2015 third quarter, and 6.5% from December 31, 2014.

•	Net loans increased 13.7%.

•	Nonperforming loans to total loans remained at 1.92%.

•	Equity to assets December 31, 2015 was 8.48%.

“We ended 2015 with record assets and loans outstanding, and experienced higher year-over-year net interest income and noninterest income. As expected, noninterest expenses increased at a faster rate as we invested in our business to support our growth plan. During the year, we opened a new Loan Production Office in Mentor, Ohio, and added a number of new senior lenders and managers to our leadership team. We have a strong infrastructure in place that is focused on executing our growth oriented business plan. I am encouraged with our loan growth in the fourth quarter, which was up 4.6% from the third quarter and 13.7% from the same period last year. Our markets remain strong and we expect 2016 will be another good year for Middlefield,” stated Thomas G. Caldwell, President and Chief Executive Officer.

Net income for the 2015 fourth quarter was $1.8 million, or $0.92 per diluted share, compared to $1.9 million, or $0.92 per diluted share for the same period last year. Net income for the 2015 full year was $6.9 million, or $3.39 per diluted share, compared to net income for the year ended December 31, 2014 of $7.2 million, or $3.50 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2015 fourth quarter were 11.26% and 0.96%, respectively, compared with 11.98% and 1.10% for the 2014 fourth quarter. ROE and ROA were 10.62% and 0.97%, respectively, for the 2015 full year, compared with 12.17% and 1.07% for the same period last year.

Mr. Caldwell continued: “During 2015, we made a lot of progress executing our strategic plan and significantly improved the company’s infrastructure to support a larger organization. 2016 will benefit from the full year contribution of our new lenders, business managers and Mentor LPO, and we are optimistic this will drive higher assets and loans. In addition, we expect a greater contribution from our secondary mortgage program in 2016 as we improve our execution and enhance customers’ awareness of this offering. Overall, we are focused on strategies that grow Middlefield’s brand across all of our markets. Fundamental to our growth plan is our community banking approach aimed at supporting the financial needs of our communities.”

Income Statement

Net interest income for the 2015 fourth quarter increased 5.0% to $6.4 million, compared to $6.1 million for the 2014 fourth quarter. For 2015, net interest income increased 4.1% to $24.8 million, compared to $23.8 million for 2014. The fourth quarter and twelve month increases in net interest income were driven by an increase in interest and fees and a reduction in funding costs. The net interest margin for the 2015 fourth quarter was 3.89%, compared to 3.91% for the same period of 2014. For 2015, the net interest margin was 3.94%, compared to 3.93% for the twelve months ended December 31, 2014.

Noninterest income was up 14.8% for the 2015 fourth quarter and 12.7% for the 2015 twelve months. The improvement to noninterest income in the 2015 fourth quarter was primarily a result of investment gains and earnings on bank-owned life insurance. For 2015, gains on the sale of loans in addition to the increase in investment gains and earnings on bank-owned life insurance contributed to the full year improvement.

Noninterest expense for the 2015 fourth quarter was $5.4 million, an increase of 16.0% from $4.6 million for the 2014 fourth quarter, primarily a result of higher operating expenses. For the full year, noninterest expenses increased 12.5% to $20.1 million, from $17.9 million in 2014.

“We experienced strong asset and loan growth in 2015, while maintaining high quality lending practices,” said Donald L. Stacy, Chief Financial Officer. “The ratio of nonperforming loans to total loans was 1.92% at the end of the 2015 fourth quarter, consistent with the prior year period, while nonperforming assets to total assets declined 13 basis points to 1.59%. We did a good job managing our cost of funds in 2015, which experienced a seven basis point reduction to 0.72% from 0.79% in 2014. The yield on earnings assets declined modestly representing the competitive nature of our markets. Noninterest expense increased 12.5% for 2015 as we made strategic investments in our operations and added personnel. While we continue to expect higher regulatory, compliance and technology costs to remain, we are focused on leveraging 2015’s operating investments in 2016.”

Balance Sheet

Total assets at December 31, 2015 increased 8.5% to $735.1 million, from $677.5 million at December 31, 2014. Net loans at December 31, 2015 were $527.3 million, compared to $463.7 million at December 31, 2014. The 13.7% year-over-year improvement in net loans was a result of a 21.8% increase in commercial and industrial loans, a 10.7% increase in residential mortgages, a 21.5% increase in commercial mortgages, and a 6.1% increase in consumer installment loans, which were offset by a 26.9% reduction in real estate construction loans.

Total deposits at December 31, 2015 increased 6.5% to $624.4 million from $586.1 million at December 31, 2014. The investment portfolio, which is entirely classified as available for sale, stood at $146.5 million at December 31, 2015, compared to $154.3 million at December 31, 2014.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity decreased to $57.7 million for the 2015 fourth quarter, compared to $59.2 million at December 31, 2014, as a result of the company’s October 2, 2016 repurchase of 196,635 shares of its common stock. On a per share basis, tangible stockholders’ equity increased 6.5% to $30.72 at December 31, 2015 from $28.84 at December 31, 2014. At December 31, 2015, the company had equity to assets of 8.48%, compared to 9.43% at December 31, 2014.

During the 2015 fourth quarter, the company paid cash dividends of $0.27 per share, which was a 3.8% increase over the amount paid in the 2014 fourth quarter. For 2015, the company paid total dividends of $1.07 per share, which represents a dividend payout ratio of 30.90%, compared to dividends of $1.04 and a dividend payout ratio of 29.54% for the 2014 full year.

Asset Quality

The provision for loan losses for the 2015 fourth quarter was $0.1 million, compared $0 for the 2014 fourth quarter. For 2015, the provision for loan losses was $0.3 million, compared to $0.4 million for the same period last year. Net charge-offs for the 2015 twelve months were $0.8 million, or 0.16% of average loans, annualized. The allowance for loan losses at December 31, 2015 stood at $6.4 million, or 1.20% of total loans, compared to $6.8 million or 1.45% of total loans at December 31, 2014.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History
	(dollars in thousands)
	12/31/2015	12/31/2014	12/31/2013	12/31/2012	12/31/2011
Nonperforming loans	$10,263	$9,048	$12,290	$14,224	$24,546
Real estate owned	$1,412	$2,590	$2,698	$1,846	$2,196
Nonperforming assets	$11,675	$11,638	$14,988	$16,070	$26,742
Allowance for loan losses	$6,385	$6,846	$7,046	$7,779	$6,819
Ratios:
Nonperforming loans to total loans	1.92%	1.92%	2.82%	3.48%	6.12%
Nonperforming assets to total assets	1.59%	1.72%	2.32%	2.40%	4.09%
Allowance for loan losses to total loans	1.20%	1.45%	1.62%	1.90%	1.70%
Allowance for loan losses to nonperforming loans	62.21%	75.66%	57.33%	54.69%	27.78%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $735.1 million at December 31, 2015. The bank operates 10 full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2015 and 2014

Balance Sheet (period end)	December 31,	December 31,
(Dollar amounts in thousands)	2015	2014
(2015 unaudited)
Assets
Cash and due from banks	$21,880	$20,846
Federal funds sold	1,870	4,793

Cash and cash equivalents	23,750	25,639
Investment securities available for sale	146,520	154,334
Loans held for sale	1,107	438
Loans:	533,710	470,584
Less: allowance for loan and lease losses	6,385	6,846

Net loans	527,325	463,738
Premises and equipment, net	9,772	9,980
Goodwill	4,559	4,559
Core deposit intangibles	76	116
Bank-owned life insurance	13,141	9,092
Other real estate owned	1,412	2,590
Accrued interest receivable and other assets	7,477	7,045

Total Assets	$735,139	$677,531

	December 31,	December 31,
	2015	2014
Liabilities and Stockholders’ Equity
Noninterest bearing demand deposits	$116,498	$105,512
Interest bearing demand deposits	57,219	56,377
Money market accounts	78,856	75,895
Savings deposits	180,653	178,470
Time deposits	191,221	169,858

Total Deposits	624,447	586,112
Short-term borrowings	35,825	14,808
Other borrowings	9,939	10,624
Other liabilities	2,624	2,120

Total Liabilities	672,835	613,664

Common equity	36,191	35,529
Retained earnings	37,236	32,524
Accumulated other comprehensive income	2,395	2,548
Treasury stock	(13,518)	(6,734)

Total Stockholders’ Equity	62,304	63,867

Total Liabilities and Stockholders’ Equity	$735,139	$677,531

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2015 and 2014

(Dollar amounts in thousands)

(2015 unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
INTEREST INCOME
Interest and fees on loans	$6,168	$5,811	$23,824	$22,726
Interest-bearing deposits in other institutions	7	5	33	24
Federal funds sold	1	3	13	14
Investment securities
Taxable interest	352	420	1,467	1,896
Tax-exempt interest	787	791	3,160	3,127
Dividends on stock	28	25	98	87

Total interest income	7,343	7,055	28,595	27,874

INTEREST EXPENSE
Deposits	845	866	3,426	3,633
Short term borrowings	94	37	194	148
Federal funds purchased	—	—	—	—
Other borrowings	17	24	83	118
Trust preferred securities	32	78	117	171

Total interest expense	988	1,005	3,820	4,070

NET INTEREST INCOME	6,355	6,050	24,775	23,804
Provision for loan losses	105	—	315	370

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,250	6,050	24,460	23,434

NONINTEREST INCOME
Service charges on deposits	492	477	1,874	1,876
Net securities gains	66	—	323	248
Earnings on bank-owned life insurance	362	70	624	276
Gains on sale of loans	43	217	329	237
Other income	215	262	894	951

Total non-interest income	1,178	1,026	4,044	3,588

NONINTEREST EXPENSE
Salaries and employee benefits	2,546	2,389	9,751	8,817
Occupancy expense	308	240	1,253	1,108
Equipment expense	238	253	944	963
Data processing costs	273	228	1,071	917
Ohio state franchise tax	75	73	300	342
Federal deposit insurance expense	120	88	472	449
Professional fees	422	272	1,247	1,086
(Gain) loss on sale of other real estate owned	(120)	64	(48)	183
Advertising expenses	135	121	721	488
Other real estate expenses	162	131	611	387
Directors Fees	108	100	451	403
Other operating expense	1,113	679	3,304	2,707

Total non-interest expense	5,380	4,638	20,077	17,850

Income before income taxes	2,048	2,438	8,427	9,172
Provision for income taxes	298	550	1,562	1,992

NET INCOME	$1,750	$1,888	$6,865	$7,180

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Per common share data
Net income per common share - basic	$0.93	$0.92	$3.41	$3.52
Net income per common share - diluted	$0.92	$0.92	$3.39	$3.50
Dividends declared	$0.27	$0.26	$1.07	$1.04
Book value per share (period end)	$33.19	$31.12	$33.19	$31.12
Tangible book value per share (period end)	$30.72	$28.84	$30.72	$28.84
Dividend payout ratio	27.20%	28.23%	30.90%	29.54%
Average shares outstanding - basic	1,884,484	2,049,536	2,014,966	2,041,635
Average shares outstanding - diluted	1,893,345	2,059,561	2,024,120	2,049,506
Period ending shares outstanding	1,877,238	2,052,495	1,877,238	2,052,495

Selected ratios
Return on average assets	0.96%	1.10%	0.97%	1.07%
Return on average equity	11.26%	11.98%	10.62%	12.17%
Yield on earning assets	4.46%	4.52%	4.51%	4.56%
Cost of interest bearing liabilities	0.73%	0.79%	0.72%	0.79%
Net interest spread	3.74%	3.73%	3.78%	3.77%
Net interest margin	3.89%	3.91%	3.94%	3.93%
Efficiency (1)	67.77%	61.61%	65.94%	61.55%
Equity to assets at period end	8.48%	9.43%	8.48%	9.43%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	December 31,	December 31,
	2015	2014
Commercial and industrial	$42,536	$34,928
Real estate - construction	22,137	30,296
Real estate - mortgage:
Residential	232,478	210,096
Commercial	231,701	190,685
Consumer installment	4,858	4,579

	533,710	470,584

	December 31,	December 31,
Asset quality data	2015	2014
(Dollar amounts in thousands)
Non-accrual loans	$7,545	$7,346
Troubled debt restructuring	2,716	1,537
90 day past due and accruing	2	165

Nonperforming loans	10,263	9,048
Other real estate owned	1,412	2,590

Nonperforming assets	$11,675	$11,638

Allowance for loan losses	$6,385	$6,846
Allowance for loan losses/total loans	1.20%	1.45%
Net charge-offs:
Quarter-to-date	$40	$442
Year-to-date	776	370
Net charge-offs to average loans, annualized
Quarter-to-date	0.03%	0.38%
Year-to-date	0.16%	0.13%
Nonperforming loans/total loans	1.92%	1.92%
Allowance for loan losses/non-performing loans	62.21%	75.66%
Nonperforming assets/total assets	1.59%	1.72%